1st Quarter 2023 Results Investor Presentation Exhibit 99.2

Cautionary Statements This presentation contains forward-looking statements, as defined by federal securities laws, including, among other forward-looking statements, certain plans, expectations and goals. Words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, as well as similar expressions, are meant to identify forward-looking statements. The forward-looking statements in this presentation are based on current expectations and are provided to assist in the understanding of potential future performance. Such forward-looking statements involve numerous assumptions, risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements, including, without limitation, the following: general competitive, economic, unemployment, political and market conditions and fluctuations, including real estate market conditions, and the effects of such conditions and fluctuations on the creditworthiness of borrowers, collateral values, asset recovery values and the value of investment securities; movements in interest rates and their impacts on net interest margin, investment security valuations and other performance measures; expectations on credit quality and performance; legislative and regulatory changes; changes in U.S. government monetary and fiscal policy; competitive pressures on product pricing and services; the cost savings and any revenue synergies expected to result from acquisition transactions, which may not be fully realized within the expected timeframes if at all; the success and timing of other business strategies; our outlook and long-term goals for future growth; and natural disasters, geopolitical events, acts of war or terrorism or other hostilities, public health crises and other catastrophic events beyond our control. For a discussion of some of the other risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s subsequently filed periodic reports and other filings. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements.

Ameris Profile Investment Rationale Top of peer financial results Culture of discipline – credit, liquidity, expense control, capital preservation Proven liquidity management supported by strong, stable deposit base Proven stewards of shareholder value – TBV has grown 13% annualized over past five years Experienced executive team with skills and leadership to continue to grow organically Diversified loan portfolio among geographies and product lines Diversified revenue streams with strong core bank and lines of business Strong Southeastern Markets Atlanta’s premier independent banking franchise Scarcity value in many of the fastest growing regions in nation Stable core deposit base 65% of our franchise is in 5 MSAs, which grew 2x the national average over the last 15 years Greenville MSA Charlotte MSA

Ameris Profile Focus on Shareholder Value

1st Quarter 2023 Financial Results

1Q 2023 Operating Highlights Net income of $60.4 million, or $0.87 per diluted share PPNR ROA(1) of 2.07% for 1Q23 Growth in tangible book value(1) of $0.87 per share, or 11.6% annualized, to $30.79 Adjusted efficiency ratio(1) of 51.99% Nonperforming assets, excluding government-guaranteed loans, as a percentage of total assets improved one basis point to 0.33% Net interest margin of 3.76% Organic loan growth of $142.6 million, or 2.9% annualized Total deposit growth of $434.7 million, or 8.9% annualized TCE ratio(1) of 8.55% Increase in allowance for credit losses to 1.21% of total loans due to forecasted economic conditions 1 – Considered Non-GAAP measures – See reconciliation of GAAP to Non-GAAP measures in Appendix

Financial Highlights

(dollars in thousands, except per share data)	Quarter to Date Results				
	1Q23	4Q22	Change	1Q22	Change
Net Interest Income	$ 211,652	$ 224,137	-6%	$ 172,544	23%
Noninterest Income	$ 56,050	$ 48,348	16%	$ 86,911	-36%
Provision for Credit Losses	$ 49,729	$ 32,890	51%	$ 6,231	698%
Noninterest Expense	$ 139,421	$ 135,061	3%	$ 143,820	-3%
Net Income	$ 60,421	$ 82,221	-27%	$ 81,698	-26%
Net Income Per Diluted Share	$ 0.87	$ 1.18	-26%	$ 1.17	-26%
Return on Average Assets	0.98%	1.34%	-27%	1.42%	-31%
Return on Average Equity	7.54%	10.30%	-27%	11.06%	-32%
Efficiency Ratio	52.08%	49.57%	5%	55.43%	-6%
Net Interest Margin	3.76%	4.03%	-7%	3.35%	12%
Adjusted Net Income(1)	$ 59,935	$ 81,086	-26%	$ 75,039	-20%
Adjusted Net Income Per Share(1)	$ 0.86	$ 1.17	-26%	$ 1.08	-20%
Adjusted Return on Assets(1)	0.97%	1.32%	-27%	1.31%	-26%
Adjusted Return on TCE(1)	11.41%	15.78%	-28%	16.38%	-30%
Adjusted Efficiency Ratio(1)	51.99%	49.61%	5%	56.95%	-9%
Organic Loan Growth	$ 142,618	$ 576,131	-75%	$ 269,543	-47%
Organic Loan Growth Rate(2)	2.87%	12.25%	-77%	6.79%	-58%
Portfolio NPAs/Assets(3)	0.33%	0.34%	-2%	0.29%	13%
Total NPAs/Assets	0.61%	0.61%	0%	0.47%	30%

1 – Considered Non-GAAP measures – See reconciliation of GAAP to Non-GAAP measures in Appendix

2 – Growth rates are annualized for the applicable periods

3 – Excludes serviced GNMA-guaranteed mortgage loans

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Diversified Revenue Stream Strong revenue base of net interest income from core banking division Additional revenue provided by our diversified lines of business Improved mix of earning assets as excess liquidity was deployed in the investment and loan portfolios Mortgage Banking Activity Retail mortgage activity has continued to stabilize back to pre-pandemic levels Mortgage banking activity, exclusive of MSR valuation, was 12% of total revenue in 1Q23, down from 20% a year ago Purchase business was near historic levels at 84% in 1Q23 due to strong core relationships with builders and realtors Approximately 86% of the net interest income included in mortgage revenue is related to portfolio loans generated from the mortgage division Other Noninterest Income Other Noninterest Income has consistently been 9% of total revenue Noninterest Income from the equipment finance group was approximately $5.2 million in 1Q23 Other Noninterest Income also includes BOLI income and gains on sale of SBA loans

Strong Net Interest Margin Banking Division Loan Production Details Period Fixed Rate Variable Rate Total 1Q23 $ 339.8 9.40% $ 223.2 7.68% $563.0 8.72% 4Q22 $ 399.9 8.16% $ 213.0 7.46% $612.9 7.92% 3Q22 $ 596.3 6.58% $ 528.5 5.90% $1,124.7 6.26% Above peer group margin, at 3.76% Net interest income (TE) of $212.6 million in 1Q23, compared with $225.1 million in 4Q22: Interest income (TE) increased $22.1 million Interest expense increased $34.6 million Average earning assets grew by $755.9 million Total deposit costs up 45bp from 4Q22 reflecting strategic deposit pricing adjustments made during 4Q22 and 1Q23 to protect our strong relationship-driven deposits Noninterest bearing deposits remain above historic levels and were over 36% of total deposits at quarter end Redeemed $75 million in floating rate subordinated notes (was 8.39% cost) using existing liquidity in March Spread Income and Margin

Disciplined Expense Control Adjusted Operating Expenses and Efficiency Ratio(1) OPEX Highlights Management continues to deliver high performing operating efficiency Total adjusted operating expenses increased $4.6 million in 1Q23 compared with 4Q22: Increase of $2.4 million in 1Q23 banking division operating expenses primarily due to: $3.9 million seasonal increase in payroll taxes and 401(k) matching expense Offset by a $1.9 million reduction in other expenses Increase of $2.2 million in 1Q23 lines of business operating expenses primarily due to seasonal increases in payroll taxes and 401(k) matching expense Adjusted efficiency ratio 51.99% in 1Q23, compared with 49.92% in 4Q22, primarily resulting from cyclical payroll expenses Disciplined expense control throughout the Company with identified cost savings utilized to fund future technology and innovation costs 1 – Considered Non-GAAP measures – See reconciliation of GAAP to Non-GAAP measures in Appendix

Balance Sheet Trends Asset sensitivity is moderating as the FOMC nears the end of its tightening cycle: -1.8% asset sensitivity in -100bps -0.8% asset sensitivity in -50bps 0.8% asset sensitivity in +50bps 1.5% asset sensitivity in +100bps A 25bps rate increase positively affects net interest margin by approximately 2bps Approximately $7.0 billion, or 35%, of loans are variable rate Approximately $1.3 billion are mortgage hybrid fixed/floating Approximately $6.7 billion of total loans reprice within one year through either maturities or floating rate indices Approximately $6.7 billion of variable rate loans have no floor or are at/above their floor and only $285 million of variable rate loans are below their floor $1.7 billion of liquidity in interest bearing cash immediately reprices Cumulative weighted-average beta for all non-maturity deposits through this cycle has been 23% Interest Rate Sensitivity Earning Assets Highlights Available-for-sale securities represent less than 6.0% of total assets, limiting potential tangible book value dilution from rising interest rates

Proven Liquidity Plan At March 31, 2023 $ in millions Total Available Amount Used Net Availability Internal Sources Cash $ 2,021 $ - $ 2,021 Unpledged Securities 633 - 633 External Sources FHLB 4,876 2,498 2,378 FRB Discount Window 2,717 - 2,717 Brokered Deposits 2,796 1,258 1,538 Other 127 - 127 Total Liquidity $ 13,170 $ 3,756 $ 9,414 Diverse sources of liquidity available to the Company Minimal unrealized losses on unpledged securities due to disciplined investment strategy Majority of funding used is short-term to manage interest rate profile and provide flexibility as liquidity needs fluctuate Have not accessed Bank Term Funding Program Available liquidity sources provide approximately 113% coverage for uninsured deposits and approximately 159% coverage for non-collateralized uninsured deposits No single depositor represents more than 1% of total deposits Uninsured and uncollateralized deposits represent 29.5% of total deposits Sources of Liquidity Solid Liquidity Plan

Investment Portfolio Investment Highlights Almost 97% of available-for-sale (AFS) investments are in U.S. Treasuries, Agency MBS, SBA and other U.S. agencies No transfers to held-to-maturity (HTM) portfolio – all securities classified as HTM were previously purchased for CRA purposes Unrealized loss on AFS portfolio improved 24.7% to $44.2 million, and represents less than 3% of book value Over 75% of the portfolio was purchased in 2022 as market rates began to rise Weighted average tax equivalent book yield of 3.21% Weighted average modified duration and average life of 3.52 and 3.94 years, respectively

Strong Core Deposit Base Deposit Highlights Total deposits increased $434.7 million in 1Q23 compared with 4Q22 Noninterest-bearing deposits decreased $631.7 million, or 8.0% MMDAs decreased $416.8 million, or 8.0% NOWs decreased $63.8 million, or 1.6% CDs increased $1.49 billion, or 101.4% Exclusive of increase in brokered CDs, total deposits declined $675 million Usual 1Q cyclicality of public funds and agriculture deposits account for $400 million of this decline Total interest-bearing deposit costs increased to 1.82% in 1Q23, compared with 1.17% in 4Q22, reflecting deposit rate increases and the shift in mix resulting from consumer behavior as interest rates rise Deposit Type Balance (in 000s) Count Average per account (in 000’s) NIB 7,297,893 293,379 24.9 NOW 3,845,550 45,005 85.5 MMDA 4,781,388 29,556 161.8 Savings 1,013,219 66,880 15.2 CD 2,959,405 38,049 77.8 Total 19,897,455 472,869 42.1 Deposits by Product Type

Capital and TBV Proven Stewards of Shareholder Value Management focused on long term growth in TBV(1), such that over the past five years TBV has grown by 13% annualized TBV increased $0.87 per share in 1Q23: $0.72 from retained earnings $0.16 from impact of OCI ($0.01) from all other items including stock compensation and share repurchases 1 – Considered Non-GAAP measures – See reconciliation of GAAP to Non-GAAP measures in Appendix CAGR 13%

Loan Diversification and Credit Quality

Diversified Loan Portfolio 1Q23 Loan Portfolio Loan portfolio is well diversified across loan types and geographies CRE and C&D concentrations were 287% and 80%, respectively, at 1Q23 Non-owner occupied office loans totaled $1.4 billion at 1Q23, or 7.1% of total loans Continued strong asset quality metrics during 1Q23 as evidenced by a lower volume of Watch List Loans versus 4Q22 Reserve increased to 1.21% of total loans during 1Q23 to account for forecast economic conditions Participations purchased ~ 1.1% of loans; limited exposure in SNCs and syndications Increased diligence by credit staff on stress testing given the current economic environment, focused on maturing and floating-rate loans, particularly in C&D and investor CRE loans Portfolio Highlights Total Loans $20.0 Billion

Loan Production vs Growth 1Q23 loan production was spread across many product lines, which continues to contribute to portfolio diversification Overall, 1Q23 production exhibited a 30% decline from 4Q22, a reflection of the Bank’s current lending posture and pricing standards in response to an uncertain near-term operating environment *Loan production reflects committed balance total, excluding Mortgage Warehouse production; loan portfolio growth reflects quarter-over-quarter loan ending balances. 4Q21 and 4Q22 loan growth includes acquired loans of $665.8 million and $472.3 million, respectively. (in millions)

Loan Balance Changes 1Q23 Loan Balance Changes 1Q23 loan growth was varied across several loan types and totaled $142.6 million, or 2.9% annualized CRE loan growth of $116.8 million was comprised of owner-occupied CRE ($169.6 million) and multi-family ($8.7 million) loans, offset by a decrease in investor CRE ($59.2 million) (in millions)

Allowance for Credit Losses Increase in reserve during 1Q23 due to economic forecast, specifically CRE and home price indices The ACL on loans totaled $242.7 million at 1Q23, a net increase of $37.0 million, or 18.0% from 4Q22 The reserve for unfunded commitments totaled $52.8 million, an increase of $0.4 million, or 0.8% During 1Q23, we recorded a provision expense of $49.7 million The ACL on loans equated to 1.21% of total loans at 1Q23, compared with 1.04% at 4Q22 The total ACL on loans + unfunded commitments was $295.5 million , or 1.12% at 1Q23, compared with 0.97% at 4Q22 1Q23 CECL Reserve Reserve Summary (in millions)

Allowance for Credit Losses Results were primarily driven by negative forecasts for CRE and home prices over the next four quarters The ACL for the two CRE categories (RE – C&D, RE – CRE) exhibited the highest increase from 4Q22 of $29.9 million The blended ACL % for those two categories was 1.32% at 1Q23 The negative forecast for home prices resulted in a $2.2 million increase in the ACL for residential mortgage loans (RE – RES) 1Q23 CECL Reserve by Loan Type Reserve Summary Reserve Methodology Moody’s March 2023 forecast model provided material inputs into ACL Primary model drivers included: US and Regional Unemployment rates US GDP US and Regional Home Price Indices US CRE Price Index Primary weighting utilized Baseline scenario

NPA / Charge-Off Trend Net of GNMA-guaranteed mortgage loans, NPAs declined as a percentage of total assets to 0.33% at 1Q23 vs 0.34% at 4Q22 Total NPAs increased $6.8 million, to $160.3 million, primarily as a result of: $5.4 million increase in 90+ past due GNMA-guaranteed mortgage loans $1.8 million increase in SBA-guaranteed loans Of the total NPAs, there is minimal loss exposure in GNMA-guaranteed mortgages ($75.0 million), premium finance loans ($11.4 million) and loans secured by CSVLI ($1.3 million) The ACL coverage of NPAs, net of GNMA-guaranteed loans, was 285% Net charge-offs for 1Q23 totaled $10.7 million, which equated to an annualized NCO ratio of 0.22% Non-Performing Assets (“NPAs”) Net Charge-Offs ($ in millions)

Problem Loan Trends Total classified loans decreased $15.0 million, primarily the result of successful collection activities Total criticized loans (special mention + classified), excluding GNMA-guaranteed mortgage loans, declined as a percentage of total loans to 1.34% at 1Q23 The largest component of the Watch List was mortgage warehouse loans, totaling $76.2 million, which are secured by individual mortgage loans or MSRs Nonperforming loans, excluding GNMA-guaranteed mortgage loans, increased $0.7 million to $83.8 million, also the result of the increase in SBA-guaranteed loans Highlights (in millions) Note: Criticized, Classified and Nonperforming loan totals exclude GNMA-guaranteed loans

Investor CRE Loans Stratification of Investor CRE Portfolio Non-Owner Occupied CRE Portfolio is well diversified Over 80% of CRE loans are located in MSAs in the Bank’s five-state footprint, which exhibit population growth forecasts exceeding the national average Overall past dues for investor CRE loans were 0.12% and NPAs 0.16%

Office Portfolio 85% of non-owner occupied office loans are located in MSAs in the Bank’s footprint; overall, the average vacancy was < 10% The average maturity of fixed-rate loans is ~4.25 years; only 18% of loans mature through 2024 The portion of the ACL apportioned to non-owner occupied office loans was 1.54% * Results based on loans > $1 million, or 95% of total loans Non-owner occupied office loans totaled $1.4 billion of outstanding balances and $1.7 billion of total committed exposure at 1Q23 As a percentage of total loans outstanding and committed exposure, non-owner occupied office loans were 7.1% and 6.5%, respectively 66% are either Class A, an Essential-Use Facility or Medical Office Building (MOB) Highlights 24

Commercial Real Estate Production 1Q23 Commercial Real Estate Production Summary: 1Q23 Residential Construction Production Summary: 1Q23 production of C&D and CRE loans - $302.0 million in total committed exposure Residential real estate construction: Spec/model to pre-sold ratio of 0.7:1 Total spec loans at low average loan size of $310.5 thousand Investor CRE 1Q23 production: Production totaled $106.5 million, an 80% decline from 4Q22 Weighted average 1.67:1 debt service coverage Weighted average 63.0% loan/value Summary of CRE production by collateral state: Highlights

Equipment Finance Portfolio Ameris purchased $665.8 million of equipment finance loans in December 2021 and successfully integrated them during 2022 to include credit, accounting, compliance, technology and HR Total loans were $1.1 billion, or 5.6% of Ameris’ total portfolio. The overall average loan size was $45.3 thousand Loan production totaled $197.3 million Average FICO score for loans originated in 1Q23 was 734 30-89 day accruing past due loans were 0.95% of total loans; non-performing loans continue to decline and totaled 0.87% of total loans The portion of the ACL attributed to the Equipment Finance division totaled $35.7 million, or 3.20% of loans 1Q23 Portfolio Highlights (in millions)

Appendix

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of GAAP to Non-GAAP Measures

Ameris Bancorp Press Release & Financial Highlights March 31, 2023